Filed Pursuant to Rule 424(b)(2)
Registration No. 333-295759

PRICING SUPPLEMENT (to Prospectus Supplement dated May 11, 2026 and Prospectus dated May 11, 2026)
$2,076,000
Jefferies
Jefferies Financial Group Inc.
Senior Capped Leveraged Dual Directional Notes due August 31, 2028
Linked to the Class A Common Stock of Space Exploration Technologies Corp.

The Senior Capped Leveraged Dual Directional Notes due August 31, 2028 Linked to the Class A Common Stock of Space Exploration Technologies Corp. (the “Notes”) are senior unsecured obligations of Jefferies Financial Group Inc.  The Notes will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this pricing supplement.  At maturity, if the Underlying has appreciated in value, investors will receive the Stated Principal Amount of their investment plus 200.00% of the upside performance of the Underlying, subject to the Maximum Payment at Maturity.  If the Underlying has depreciated in value, but the Underlying has not declined below the Threshold Value, investors will receive the Stated Principal Amount of their investment plus a positive return equal to the Absolute Underlying Return. However, if the Underlying has declined below the Threshold Value, investors will lose 1% of the Stated Principal Amount for every 1% decline in the Final Value below the Initial Value.  Investors may lose up to 100% of the Stated Principal Amount of the Notes.  The Notes are issued as part of our Series A Global Medium-Term Notes program.
All payments are subject to our credit risk.  If we default on our obligations, you could lose some or a significant portion of your investment.  These Notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any Underlying.
SUMMARY OF TERMS
Issuer:	Jefferies Financial Group Inc.
Title of the Notes:	Senior Capped Leveraged Dual Directional Notes due August 31, 2028 Linked to the Class A Common Stock of Space Exploration Technologies Corp.
Aggregate Principal Amount:	$2,076,000. We may increase the Aggregate Principal Amount prior to the Original Issue Date but are not required to do so.
Issue Price:	$1,000 per Note
Stated Principal Amount	$1,000 per Note
Pricing Date:	August 27, 2026
Original Issue Date:	August 31, 2026 (2 Business Days after the Pricing Date)
Valuation Date:	August 29, 2028, subject to postponement as described under “The Notes—Additional Terms of the Notes—Postponement of Valuation Date” below.
Maturity Date:	August 31, 2028, which may be postponed if the Valuation Date is postponed as described under “The Notes— Additional Terms of the Notes—Postponement of Valuation Date” below.
Underlying:
The Class A common stock of Space Exploration Technologies Corp. (Nasdaq symbol: “SPCX”).  Please see “The Underlying” below. We sometimes refer to Space Exploration Technologies Corp as the “Underlying Company”.

Payment at Maturity:
If the Final Value is greater than the Initial Value, you will receive for each Note that you hold a Payment at Maturity equal to:  Stated Principal Amount × (1+ Participation Rate × Underlying Return), subject to the Maximum Payment at Maturity.

If the Final Value is less than or equal to the Initial Value but greater than or equal to the Threshold Value, you will receive for each Note that you hold a Payment at Maturity equal to: Stated Principal Amount × (1+ Absolute Underlying Return)

If the Final Value is less than the Threshold Value, you will receive for each Note that you hold a Payment at Maturity that is less than the Stated Principal Amount of each Note that will equal:
Stated Principal Amount × (1+ Underlying Return).
In this scenario the Payment at Maturity will be less than the Stated Principal Amount you could lose a significant portion or all of your investment.
Participation Rate:	200.00%
Underlying Return:
Absolute Underlying Return:	The absolute value of the Underlying Return. For example, if the Underlying Return is -5%, the Absolute Underlying Return will be +5%.
Initial Value:	$140.87
Final Value:	The Share Closing Price of the Underlying on the Valuation Date times its Adjustment Factor.
Threshold Value:	$84.52 (60% of the Initial Value, rounded to two decimal places)
Maximum Payment at Maturity:	$1,900.00 per Note (190.00% of the Stated Principal Amount)
Adjustment Factor:	Initially 1.0, subject to adjustment for certain events affecting the Underlying Stock. See “The Notes—Additional Terms of the Notes—Antidilution Adjustments” beginning on page PS-3 below.
Redemption:	Not applicable
Specified Currency:	U.S. dollars
CUSIP/ISIN:	47234KCJ1 / US47234KCJ16
Book-entry or Certificated Note:	Book-entry
Business Day	New York
Agent:	Jefferies LLC, a wholly-owned subsidiary of Jefferies Financial Group Inc. See “Supplemental Plan of Distribution.”
Calculation Agent:	Jefferies Financial Services, Inc. (“JFSI”), a wholly owned subsidiary of Jefferies Financial Group Inc.
Trustee:	The Bank of New York Mellon
Estimated value on the Pricing Date:	$982.00 per Note. Please see “The Notes” below.
Use of Proceeds:	General corporate purposes
Listing:	None
Conflict of Interest:
Jefferies LLC, the broker-dealer subsidiary of Jefferies Financial Group Inc., is a member of FINRA and will participate in the distribution of the notes being offered hereby.  Accordingly, the offering is subject to the provisions of FINRA Rule 5121 relating to conflicts of interest and will be conducted in accordance with the requirements of Rule 5121.  See “Conflict of Interest.”

The Notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness.
Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page PS-10 of this pricing supplement.
	PER NOTE	TOTAL
Public Offering Price	100.00%	$2,076,000
Underwriting Discounts and Commissions	3.00%	$62,280
Proceeds to Jefferies Financial Group Inc. (Before Expenses)	97.00%	$2,013,720
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus or prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.
As used in this pricing supplement, “we,” “us” and “our” refer to Jefferies Financial Group Inc., unless the context requires otherwise.
We will deliver the Notes in book-entry form only through The Depository Trust Company on or about August 31, 2026 against payment in immediately available funds.
Jefferies
Pricing supplement dated August 27, 2026.
You should read this pricing supplement together with the related prospectus and prospectus supplement, each of which can be accessed via the hyperlink below, before you decide to invest.
Prospectus Supplement dated May 11, 2026 and Prospectus dated May 11, 2026

PAGE
PRICING SUPPLEMENT

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying prospectus and prospectus supplement.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information contained in this pricing supplement or the accompanying prospectus or prospectus supplement is accurate as of any date later than the date on the front of this pricing supplement.
PS-i

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This pricing supplement and the accompanying prospectus and prospectus supplement contain or incorporate by reference “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not statements of historical fact and represent only our belief as of the date such statements are made. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and future competitors, general economic conditions, controls and procedures relating to the close of the quarter, the effects of current, pending and future legislation or rulemaking by regulatory or self-regulatory bodies, regulatory actions, and the other risks and uncertainties that are outlined in our Annual Report on Form 10-K for the fiscal year ended November 30, 2025 filed with the U.S. Securities and Exchange Commission, or the SEC, on January 28, 2026 (the “Annual Report on Form 10-K”) and in our Quarterly Reports on Form 10-Q for the quarterly periods ended February 28, 2026 and May 31, 2026 filed with the SEC on April 7, 2026 and July 9, 2026, respectively. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date of the forward-looking statements.

PS-ii

THE NOTES
The Notes are senior unsecured obligations of Jefferies Financial Group Inc.  The Aggregate Principal Amount of the Notes is $2,076,000.  The Notes will mature on August 31, 2028.  The Notes will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this pricing supplement.  At maturity, if the Underlying has appreciated in value, investors will receive the Stated Principal Amount of their investment plus 200.00% of the upside performance of the Underlying, subject to the Maximum Payment at Maturity.  If the Underlying has depreciated in value, but the Underlying has not declined below the Threshold Value, investors will receive the Stated Principal Amount of their investment plus a positive return equal to the Absolute Underlying Return. However, if the Underlying has declined below the Threshold Value, investors will lose 1% of the Stated Principal Amount for every 1% decline in the Final Value below the Initial Value.  Investors may lose up to 100% of the Stated Principal Amount of the Notes.  For more information on the Payment at Maturity please see “Summary of Terms” on the cover page of this pricing supplement.  Investors may lose up to 100% of the Stated Principal Amount of the Notes.  All payments on the Notes are subject to our credit risk.  The Notes are issued as part of our Series A Global Medium-Term Notes program.
The Stated Principal Amount of each Note is $1,000.  The Issue Price will equal 100% of the Stated Principal Amount per Note.  This price includes costs associated with issuing, selling, structuring and hedging the Notes, which are borne by you, and, consequently, the estimated value of the Notes on the Pricing Date is less than the Issue Price.  We estimate that the value of each Note on the Pricing Date is $982.00 per Note.
If the Maturity Date occurs on a day that is not a Business Day, then the payment owed on such date will be postponed until the next succeeding Business Day, and no interest will accrue as a result of such delay.
Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the accompanying prospectus supplement or prospectus, as applicable.  If the terms described herein are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described herein shall control.
Additional Terms of the Notes
Certain Definitions
The “Share Closing Price” of the Underlying (or one unit of any other security for which a Share Closing Price must be determined) on any Trading Day means:
A.
if the Underlying (or any such other security) is listed on a national securities exchange (other than NASDAQ), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying (or any such other security) is listed,

B.	if the Underlying (or any such other security) is a security of NASDAQ, the official closing price published by NASDAQ on such day, or
C.
if the Underlying (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

D.
if the Underlying (or such other security) is issued by a foreign issuer and its closing price cannot be determined as set forth in the three bullet points above, and the Underlying (or such other security) is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the Underlying (or such other security) is listed or admitted to trading (converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable)

If the Underlying (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by NASDAQ, as applicable, is not available pursuant to the foregoing, then the Share Closing Price for the Underlying (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on NASDAQ or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to the Underlying (or any such other security) or the last reported sale price or the official closing price published by NASDAQ, as applicable, for the Underlying (or any such other security) is not available pursuant to either of the two preceding sentences, then the Share Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Jefferies LLC and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.
A “Trading Day” means a day on which the principal securities market for the Underlying is open for trading.
A “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that place of payment are authorized or obligated by law or executive order to close.
Postponement of Valuation Date
In determining the Final Value of the Underlying in connection with the calculation of the Payment at Maturity, the Calculation Agent will take into account Market Disruption Events and non- Trading Days as follows:
If the scheduled Valuation Date is not a Trading Day or if a Market Disruption Event with respect to the Underlying occurs on such date, the Share Closing Price for such date will be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Share Closing Price for the scheduled Valuation Date will not be determined on a date later than the fifth scheduled Trading Day after such scheduled Valuation Date, and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Share Closing Price of the Underlying on such date as the mean of the bid prices for the Underlying for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Jefferies LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.
If the Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Valuation Date as postponed.
Market Disruption Events
As to the Underlying, a “Market Disruption Event” means one or more of the following events, as determined by the Calculation Agent in its sole discretion:
a.	the occurrence or existence of:

•
a suspension, absence or material limitation of trading in the Underlying on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the Calculation Agent in its sole discretion, or

•
a suspension, absence or material limitation of trading in option or futures contracts relating to the Underlying, if available, in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the Calculation Agent in its sole discretion, or

•	the Underlying does not trade on what was the primary market for the Underlying, as determined by the Calculation Agent in its sole discretion, in each case as determined by the Calculation Agent in its sole discretion and
b.
a determination by the Calculation Agent in its sole discretion that any event described in clause (a) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

The following events will not be Market Disruption Events:
i.	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

ii.	a decision to permanently discontinue trading in the option or futures contracts relating to the Underlying.
For this purpose, an “absence of trading” in the primary securities market on which the Underlying is traded, or on which option or futures contracts relating to the Underlying are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in the Underlying or in option or futures contracts relating to the Underlying, if available, in the primary market for that stock or those contracts, by reason of:
i.	a price change exceeding limits set by that market, or
ii.	an imbalance of orders relating to that stock or those contracts, or
iii.	a disparity in bid and ask quotes relating to that stock or those contracts, will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

Anti-dilution Adjustments
As to the Underlying, the Calculation Agent, in its sole discretion, may adjust the Adjustment Factor and any other terms of the Notes (such as the Initial Value) if an event described below occurs after the Pricing Date and on or before the Valuation Date if the Calculation Agent determines that such an event has a diluting or concentrative effect on the theoretical value of the Underlying or successor Underlying.
The Adjustment Factor resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. No adjustments to the Adjustment Factor will be required unless the adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. Any adjustment that would require a change of less than 0.1% in the Adjustment Factor which is not applied at the time of the event may be reflected at the time of any subsequent adjustment that would require a change of the Adjustment Factor. The required adjustments specified below do not cover all events that could affect the Underlying.
No adjustments to the Adjustment Factor or any other terms of the notes will be required other than those specified below. However, the Calculation Agent may, at its sole discretion, make additional adjustments to the Adjustment Factor or any other terms of the notes to reflect changes to the Underlying if the Calculation Agent determines that the adjustment is appropriate to ensure an equitable result.
The Calculation Agent will be solely responsible for the determination of any adjustments to the Adjustment Factor or any other terms of the notes and of any related determinations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.
No adjustments will be made for certain other events, such as offerings of common equity securities by the Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Underlying by the Underlying Company except as described under “—Issuance of Transferable Rights or Warrants” below.
We will provide, as soon as reasonably practicable following the occurrence of an event that requires an adjustment to the Adjustment Factor or any of the other terms of the notes, written notice to the holders of the notes of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Adjustment Factor or any other changes to the terms of the Notes.
The Calculation Agent, in its sole discretion and as it deems reasonable, may adjust the Adjustment Factor and other terms of the notes, and hence the Final Value, as applicable, as a result of certain events related to the Underlying, which include, but are not limited to, the following:
Stock Splits and Reverse Stock Splits.  If the Underlying is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted such that the new Adjustment Factor will equal the product of:
●	the prior Adjustment Factor; and
●	the number of shares before the effective date of the stock split or reverse stock split that a holder of the Underlying would have owned immediately following the applicable effective date.

For example, a two-for-one stock split would ordinarily change an Adjustment Factor of one into an Adjustment Factor of two.  In contrast, a one-for-two reverse stock split would ordinarily change an Adjustment Factor of one into an Adjustment Factor of one-half.
Stock Dividends.  If the Underlying is subject to (i) a stock dividend (i.e., an issuance of additional shares of the Underlying) that is given ratably to all holders of the Underlying or (ii) a distribution of additional shares of the Underlying as a result of the triggering of any provision of the organizational documents of the underlying company, then, once the dividend has become effective and the Underlying is trading ex-dividend, the Adjustment Factor will be adjusted on the ex-dividend date such that the new Adjustment Factor will equal the prior Adjustment Factor plus the product of:
●	the prior Adjustment Factor; and
●	the number of additional shares issued in the stock dividend with respect to one share of the Underlying;
provided, however, that no adjustment will be made for a stock dividend for which the number of shares of the Underlying paid or distributed is based on a fixed cash equivalent value, unless such distribution is an extraordinary dividend (as defined below).
For example, a stock dividend of one new share for each share held would ordinarily change an Adjustment Factor of one into an Adjustment Factor of two.
Extraordinary Dividends.  There will be no adjustments to the Adjustment Factor to reflect any cash dividends or cash distributions paid with respect to the Underlying other than extraordinary dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.
An “extraordinary dividend” means, with respect to a cash dividend or other distribution with respect to the Underlying, a dividend or other distribution that exceeds the immediately preceding non-extraordinary dividend for the Underlying by an amount equal to at least 10% of the closing price of the Underlying (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split as above) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the Underlying on the primary U.S. organized securities exchange or trading system on which the Underlying is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such extraordinary dividend.
If an extraordinary dividend occurs, the Adjustment Factor will be adjusted on the ex-dividend date so that the new Adjustment Factor will equal the product of
●	the prior Adjustment Factor; and
●
a fraction, the numerator of which is the closing price of the Underlying on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price of the Underlying on that preceding trading day exceeds the extraordinary dividend amount.

The “extraordinary dividend amount” with respect to an extraordinary dividend will equal:
●
in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the Underlying of that extraordinary dividend minus the amount per share of the Underlying immediately preceding non-extraordinary dividend for that Underlying; or

●	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Underlying of that extraordinary dividend.
To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination will be conclusive.  A distribution on the Underlying described in the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend will only cause an adjustment under those respective sections.
Issuance of Transferable Rights or Warrants.  If the Underlying Company issues transferable rights or warrants to all holders of record of the Underlying to subscribe for or purchase the Underlying, including new or existing rights to purchase the Underlying under a shareholder rights plan or arrangement, then the Adjustment Factor will be adjusted on the trading day immediately following the issuance of those transferable rights or warrants so that the new Adjustment Factor will equal the prior Adjustment Factor plus the product of:

●	the prior Adjustment Factor; and
●	the number of shares of the Underlying that can be purchased with the cash value of those warrants or rights distributed per share of the Underlying.
The number of shares of the Underlying that can be purchased will be based on the closing price of the Underlying on the date the new Adjustment Factor is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right. If the warrants or rights are not traded on a registered national securities exchange, the cash value will be determined by the Calculation Agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Adjustment Factor is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.
Reorganization Events
If after the Pricing Date and prior to the stated maturity date of the notes, as to the Underlying:
1.	there occurs any reclassification or change of the Underlying, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

2.
the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “successor entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

3.	any statutory exchange of securities of the Underlying Company or any successor entity with another corporation occurs, other than under clause (2) above;

4.	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;

5.
the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of an affiliate of the Underlying Company, other than in a transaction described in clauses (2), (3), or (4) above;

6.	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;

7.
there occurs any reclassification or change of the Underlying that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Underlying to another entity or person;

8.
the Underlying Company or any successor entity is the surviving entity of a merger, combination, or consolidation, that results in the outstanding shares of the Underlying (other than shares owned or controlled by the other party to such transaction) immediately prior to such event collectively representing less than 50% of the outstanding shares immediately following such event; or

9.
the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (1) through (9), a “reorganization event”), then, on or after the date of the occurrence of a reorganization event, the Calculation Agent shall, in its sole discretion, make an adjustment to the Adjustment Factor or to the method of determining payments on the Notes or any other terms of the Notes as the Calculation Agent, in its sole discretion, determines appropriate to account for the economic effect on the Notes of that reorganization event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying or to the Notes), which may, but need not, be determined by reference to the adjustment(s) made in respect of such reorganization event by an options exchange to options on the relevant Underlying traded on that options exchange and determine the effective date of that adjustment. If the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, then the Calculation Agent may cause the maturity date of the Notes to be accelerated to the fifth business day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the Notes and as though the Valuation Date were the fifth trading day prior to the date of acceleration.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (1) above, and the Calculation Agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, then the Calculation Agent may cause the maturity date of the Notes to be accelerated to the fifth business day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the Notes, and as though the Valuation date were the fifth trading day prior to the date of acceleration. If the Calculation Agent determines that sufficiently similar information is available to you, the reorganization event will be deemed to have not occurred.
If the Notes are accelerated as described in the two preceding paragraphs, you will also receive any interest accrued on the Notes until the date that the Payment at Maturity is paid. However, upon any such acceleration, you will not be entitled to any interest that would have accrued after the date of acceleration.
Alternative Anti-Dilution and Reorganization Adjustments
The Calculation Agent may elect at its discretion to not make any of the adjustments to the Adjustment Factor or to the other terms of the Notes, including the method of determining the amount payable under the Notes, described in this section, but may instead make adjustments, in its discretion, to the Adjustment Factor or any other terms of the notes (such as Initial Value) that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Underlying or any successor common stock. For example, if the Underlying is subject to a two-for-one stock split, and the Options Clearing Corporation adjusts the strike prices of the options contract on the Underlying by dividing the strike price by two, then the Calculation Agent may also elect to divide the Initial Value by two. In this case, the Adjustment Factor will remain one. This adjustment would have the same economic effect on holders of the Notes as if the Adjustment Factor had been adjusted.
Alternate Exchange Calculation in case of an Event of Default
If an event of default (as defined in the Indenture) with respect to the Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations (including accrued and unpaid interest) with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:
●	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
●	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.
Default Quotation Period
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:
●	no quotation of the kind referred to above is obtained, or

●	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.
If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.
In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the final Valuation Date, then the default amount will equal the principal amount of the Notes.
Qualified Financial Institutions
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:
●	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
●	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.
Calculation Agent
We have appointed JFSI, our subisidiary, to act as Calculation Agent for us with respect to the Notes. As Calculation Agent, JFSI will determine the Initial Value, the Final Value, the Underlying Return, the Payment at Maturity and whether a Market Disruption Event has occurred. Moreover, certain determinations made by JFSI, in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events. These potentially subjective determinations may affect the Payment at Maturity. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.
All calculations with respect to the Payment at Maturity will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.
Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make. JFSI, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculations made by the Calculation Agent with respect to the Notes prior to the dissemination of such information. JFSI is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.
Valuation of the Notes
Jefferies LLC calculated the estimated value of the Notes set forth on the cover page of this pricing supplement based on its proprietary pricing models at that time. Jefferies LLC’s proprietary pricing models generated an estimated value for the Notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the Notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the Notes (the “derivative component”). In calculating the estimated value of the derivative component, Jefferies LLC estimated future cash flows based on a proprietary derivative-pricing model that is in turn based on various inputs, including the factors described under “Risk Factors—The estimated value of the Notes was determined for us by our subsidiary using proprietary pricing models” below. These inputs may be market-observable or may be based on assumptions made by Jefferies LLC in its discretionary judgment. Estimated cash flows on the bond and derivative components were discounted using a discount rate based on our internal funding rate.

The estimated value of the Notes is a function of the terms of the Notes and the inputs to Jefferies LLC’s proprietary pricing models.
Since the estimated value of the Notes is a function of the underlying assumptions and construction of Jefferies LLC’s proprietary derivative-pricing model, modification to this model will impact the estimated value calculation.  Jefferies LLC’s proprietary models are subject to ongoing review and modification, and Jefferies LLC may change them at any time and for a variety of reasons.  In the event of a model change, prior descriptions of the model and computations based on the older model will be superseded, and calculations of estimated value under the new model may differ significantly from those under the older model.  Further, model changes may cause a larger impact on the estimated value of a note with a particular return formula than on a similar note with a different return formula.  For example, to the extent a return formula contains leverage, model changes may cause a larger impact on the estimated value of that note than on a similar note without such leverage.
For an initial period following the issuance of the Notes (the “Temporary Adjustment Period”), the value that will be indicated for the Notes on any brokerage account statements prepared by Jefferies LLC or its affiliates (which value Jefferies LLC may also publish through one or more financial information vendors) will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents amounts which may include, but are not limited to, profits, fees, underwriting discounts and commissions and hedging and other costs expected to be paid or realized by Jefferies LLC or its affiliates, or other unaffiliated brokers or dealers, over the term of the Notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the Temporary Adjustment Period.
The relationship between the estimated value on the Pricing Date and the secondary market price of the Notes
The price at which Jefferies LLC purchases the Notes in the secondary market, absent changes in market conditions, including those related to interest rates and the Underlying, may vary from, and be lower than, the estimated value on the Pricing Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that Jefferies LLC would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.
Jefferies LLC may, but is not obligated to, make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time.

HOW THE NOTES WORK
The table below presents examples of hypothetical Payments at Maturity on the Notes over a range of hypothetical Underlying Returns of the Underlying.  The examples below are for purposes of illustration only and do not take into account any tax consequences from investing in the Notes.  The actual Payment at Maturity will depend on the actual Underlying Return of the Underlying determined on the Valuation Date.  For recent historical performance of the Underlying, please see “The Underlying” section below.  The Final Value will not include any income generated by dividends paid on the Underlying, which you would otherwise be entitled to receive if you invested in the Underlying.  In addition, the Payment at Maturity is subject to our credit risk.
The table below is based on the following terms:
Stated Principal Amount:	$1,000 per Note.
Upside Participation Rate:	200.00%
Threshold Value:	60% of the Initial Value
Maximum Payment at Maturity:	$1,900 per Note

Underlying Return		Payment at Maturity per Note(1)	Return on the Notes(2)
-100.000%		$0.00	-100.000%
-50.000%		$500.00	-50.000%
-40.010%		$599.90	-40.010%
-40.000%	(3)	$1,400.00	40.000%
-10.000%		$1,100.00	10.000%
-5.000%		$1,050.00	5.000%
0.000%		$1,000.00	0.000%
2.000%		$1,040.00	4.000%
5.000%		$1,100.00	10.000%
25.000%		$1,500.00	50.000%
45.000%		$1,900.00(4)	90.000%
50.000%		$1,900.00	90.000%
75.000%		$1,900.00	90.000%

(1)	The Payment at Maturity per Note shown in the table above is rounded to two decimal places for ease of display.
(2)	The “Return on the Notes” shown in the table above is rounded to three decimal places for ease of display.
(3)	This hypothetical Underlying Return corresponds to the Threshold Value.
(4)	The Payment at Maturity will not be greater than the Maximum Payment at Maturity.

RISK FACTORS
In addition to the other information contained and incorporated by reference in this pricing supplement and the accompanying prospectus and prospectus supplement, including the section entitled “Risk Factors” in our Annual Report on Form 10‑K, you should consider carefully the following factors before deciding to purchase the Notes.
Structure-related Risks
The Notes do not pay interest.  You may lose a significant portion or all of your investment.
The terms of the Notes differ from those of ordinary debt securities in that the Notes do not pay interest or provide for a fixed principal repayment amount on the Notes at maturity.  If the Final Value is less than the Threshold Value, you will receive for each Note that you hold a Payment at Maturity that is less than the Stated Principal Amount of each Note.  In this case investors will lose 1% of the Stated Principal Amount for every 1% decline in the Final Value below the Initial Value.  Investors may lose up to 100% of the Stated Principal Amount of the Notes.
The appreciation potential of the Notes based on the appreciation of the Underlying is limited by the Maximum Payment at Maturity.
The appreciation potential of the Notes based on the appreciation of the Underlying is limited by the Maximum Payment at Maturity of $1,900.00 per Note, or 190.00% of the Stated Principal Amount.  Since the Payment at Maturity will be limited to 190.00% of the Stated Principal Amount for the Notes, any increase in the Final Value over the Initial Value by more than 45.00% of the Initial Value will not further increase the return on the Notes.
Your potential for a positive return based on the depreciation of the Underlying is limited.
The Absolute Underlying Return feature applies only if the Final Value is less than the Initial Value but greater than or equal to the Threshold Value. Because the Threshold Value is 60.00% of the Initial Value, any positive return due to the depreciation of the Underlying is limited to 40.00%. Any decline in the Final Value from the Initial Value by more than 40.00% will result in a loss, rather than a positive return, on the Notes.
The amount payable on the Notes is not linked to the value of the Underlying at any time other than the Valuation Date.
The Final Value will be based on the Share Closing Price on the Valuation Date, subject to postponement for non-Trading Days and Certain Market Disruption Events as described above.  Even if the value of the Underlying appreciates prior to the Valuation Date but then drops to a value which is less than the Threshold Value by the Valuation Date, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Underlying prior to such drop.  Although the actual value of the Underlying on the Maturity Date or at other times during the term of the Notes may be higher than the Share Closing Price on the Valuation Date, the Payment at Maturity will be based solely on the Share Closing Price on the Valuation Date.
The Notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Notes.
You are dependent on our ability to pay all amounts due on the Notes at maturity and therefore you are subject to our credit risk.  If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Notes prior to maturity will be affected by changes in the market’s view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Notes.
The Notes may not be listed on any securities exchange and secondary trading may be limited.
The Notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Notes. Our subsidiary, Jefferies LLC, may, but is not obligated to, make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Since other broker-dealers may not participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Jefferies LLC is willing to transact. If, at any time, Jefferies LLC were to cease making a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.
Valuation- and Market-related Risks
Various economic and other factors will impact the market value of the Notes.
The market for, and the market value of, the Notes may be affected by a number of factors that may affect one another other, including:
■	the value of the Underlying at any time;
■	the volatility (frequency and magnitude of changes in value) of the Underlying;
■	interest and yield rates in the market;
■	the dividend rate on the Underlying;
■
geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the Underlying or stock markets generally and which may affect the Final Value of the Underlying;

■	the time remaining to the maturity of the Notes, and
■	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your Notes prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the other factors described above. For example, you may have to sell your Notes at a substantial discount from the principal amount if at the time of sale the Underlying is at, below or not sufficiently above its Initial Value or if market interest rates rise.
You can review the historical values of the Underlying in the section called “The Underlying”. You cannot predict the future performance of the Underlying based on its historical performance. The value of the Underlying may decrease so that you will receive at maturity a payment that is less than the principal amount of the Notes by an amount proportionate to the decrease in the value of the Underlying. In addition, there can be no assurance that the value of the Underlying will increase so that you will receive at maturity an amount in excess of the principal amount of the Notes. Nor can there be any assurance that the value of the Underlying will not increase beyond a specified percentage of the Initial Value in which case you will receive only the Maximum Payment at Maturity and will not benefit fully from such appreciation of the Underlying.

The price quoted by our subsidiaries for our Notes could be higher or lower than the price that you paid for them.
If you attempt to sell your Notes prior to maturity, their market value may be lower than the price you paid for them.  This is due to, among other things, changes in the level of market interest rates, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges.  These factors, together with various credit, market and economic factors prevailing during the term of Notes, may reduce the price at which you may be able to sell the Notes in any secondary market and could affect the value of the Notes in complex and unpredictable ways.
The estimated value of the Notes on the Pricing Date, based on Jefferies LLC proprietary pricing models at that time and our internal funding rate, will be less than the Issue Price.
The difference is attributable to certain costs associated with selling, structuring and hedging the Notes that are included in the Issue Price.  These costs include (i) the selling concessions paid in connection with the offering of the Notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the Notes and (iii) the expected profit (which may be more or less than actual profit) to Jefferies LLC or other of our affiliates in connection with hedging our obligations under the Notes.  These costs adversely affect the economic terms of the Notes because, if they were lower, the economic terms of the Notes would be more favorable to you.  The economic terms of the Notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the Notes.  See “The estimated value of the Notes would be lower if it were calculated based on our secondary market rate” below.
The estimated value of the Notes was determined for us by our subsidiary using proprietary pricing models.
Jefferies LLC derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models at that time.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Underlying.  Jefferies LLC’s views on these inputs and assumptions may differ from your or others’ views, and as an agent in this offering, Jefferies LLC’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the Notes.  Moreover, the estimated value of the Notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the Notes for other purposes, including for accounting purposes.  You should not invest in the Notes because of the estimated value of the Notes.  Instead, you should be willing to hold the Notes to maturity irrespective of the initial estimated value.
Since the estimated value of the Notes is a function of the underlying assumptions and construction of Jefferies LLC’s proprietary derivative-pricing model, modifications to this model will impact the estimated value calculation.  Jefferies LLC’s proprietary models are subject to ongoing review and modification, and Jefferies LLC may change them at any time and for a variety of reasons.  In the event of a model change, prior descriptions of the model and computations based on the older model will be superseded, and calculations of estimated value under the new model may differ significantly from those under the older model.  Further, model changes may cause a larger impact on the estimated value of a note with a particular return formula than on a similar note with a different return formula.  For example, to the extent a return formula contains a Participation Rate of greater than 100%, model changes may cause a larger impact on the estimated value of that note than on a similar note without such Participation Rate.
The estimated value of the Notes would be lower if it were calculated based on our secondary market rate.
The estimated value of the Notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the Notes.  Our internal funding rate is generally lower than our secondary market rate, which is the rate that Jefferies LLC will use in determining the value of the Notes for purposes of any purchases of the Notes from you in the secondary market.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the Notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not the same as the interest that is payable on the Notes.
Because there is not an active market for traded instruments referencing our outstanding debt obligations, Jefferies LLC determines our secondary market rate based on the market price of traded instruments referencing our debt obligations, but subject to adjustments that Jefferies LLC makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our creditworthiness as adjusted for discretionary factors such as Jefferies LLC’s preferences with respect to purchasing the Notes prior to maturity.
The estimated value of the Notes is not an indication of the price, if any, at which Jefferies LLC or any other person may be willing to buy the Notes from you in the secondary market.
Any such secondary market price will fluctuate over the term of the Notes based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the Notes than if our internal funding rate were used.  In addition, any secondary market price for the Notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the Notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the Notes will be less than the Issue Price.
The Notes will not be listed on any securities exchange and secondary trading may be limited.
The Notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Notes.  Jefferies LLC may, but is not obligated to, make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Since other broker-dealers may not participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Jefferies LLC is willing to transact.  If, at any time, Jefferies LLC were to cease making a market in the Notes, it is likely that there would be no secondary market for the Notes.  Accordingly, you should be willing to hold your Notes to maturity.

Conflict-related Risks
The Calculation Agent, which is a subsidiary of ours, will make determinations with respect to the Notes.
As Calculation Agent, Jefferies Financial Services, Inc. will determine the Initial Value, will determine the Final Value and will calculate the amount of cash you receive at maturity.  Moreover, certain determinations made by Jefferies Financial Services, Inc., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and the calculation of the Final Value in the event of a Market Disruption Event.  These potentially subjective determinations may adversely affect the payout to you at maturity.  For further information regarding these types of determinations, see “The Notes—Additional Terms of the Notes—Postponement of a Valuation Date” and “—Calculation Agent” above.
Our trading and hedging activities may create conflicts of interest with you.
We or one or more of our subsidiaries, including Jefferies LLC, may engage in trading activities related to the Notes that are not for your account or on your behalf.  We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due under the Notes.  We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates.  This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.  These trading and hedging activities may present a conflict of interest between your interest as a holder of the Notes and the interests we and our subsidiaries may have in our proprietary accounts, in facilitating transactions for our customers, and in accounts under our management.
Jefferies LLC may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes or that may adversely affect the value of the Notes.
Jefferies LLC and its affiliates may publish research reports, express opinions or provide recommendations from time to time that relate to the Underlying.  These research reports, opinions or recommendations may be inconsistent with purchasing or holding the Notes and could adversely affect the value of the Notes.  Any research reports, opinions or recommendations expressed by Jefferies LLC may not be consistent with one another and may be modified from time to time without notice.  Investors should make their own independent investigation of the merits of investing in the notes and the Underlying.
Underlying-related Risks
Investing in the Notes is not equivalent to investing in the Underlying.
Investing in the Notes is not equivalent to investing in the Underlying.  As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying.
Historical performance of the Underlying should not be taken as an indication of the future performance of the Underlying during the term of the Notes.
The actual performance over the term of the Notes of the Underlying as well as any payment on the Notes may bear little relation to the historical performance of the Underlying.  The future performance of the Underlying may differ significantly from its historical performance, and no assurance can be given as to the value of the Underlying during the term of the Notes.  It is impossible to predict whether the value of the Underlying will rise or fall.  We cannot give you assurance that the performance of the Underlying will not adversely affect any payment on the Notes.
You must rely on your own evaluation of the merits of an investment linked to the Underlying.
In the ordinary course of their businesses, we or our subsidiaries may have expressed views on expected movements in the Underlying and may do so in the future.  These views or reports may be communicated to our clients and clients of our subsidiaries.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to the Underlying may at any time have views that are significantly different from ours or those of our subsidiaries.  For these reasons, you should consult information about the Underlying from multiple sources, and you should not rely on the views expressed by us or our subsidiaries.
Neither the offering of the Notes nor any views which we or our subsidiaries from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the Notes.

The antidilution adjustments the Calculation Agent is required to make do not cover every event that could affect the Underlying.

The Calculation Agent will adjust the amount payable on the Notes for certain events affecting the Underlying. However, the Calculation Agent will not make an adjustment for every event that could affect the Underlying. If an event occurs that does not require the Calculation Agent to adjust the amount payable on the Notes, the market price of the Notes may be materially and adversely affected.

We cannot assure you that publicly available information provided about the Underlying is accurate or complete, and none of us nor any of our subsidiaries will perform any due diligence procedures with respect to the Underlying.
All disclosures relating to the Underlying are derived from publicly available documents and other publicly available information, without independent verification.  None of us or our subsidiaries has participated in, or will participate in, the preparation of those documents or make any due diligence inquiry with respect to the Underlying in connection with the offering of the Notes.  We do not make any representation that those publicly available documents or any other publicly available information regarding the Underlying is accurate or complete.  We are not responsible for the public disclosure of information by or about the Underlying, whether contained in filings with the SEC or otherwise made publicly available.  As a result we cannot give any assurance that all events which could impact the Underlying or the accuracy or completeness of those public documents or information have been publicly disclosed.  Any subsequent disclosure or future failure to disclose material events concerning the Underlying could affect the value of the Underlying and therefore, the value of the Notes.  You must rely on your own evaluation of the merits of an investment linked to the Underlying.
The Underlying has limited actual historical information.
The Underlying commenced trading recently. Because the Underlying is of recent origin and limited actual historical performance data exists with respect to it, your investment in the Notes may involve a greater risk than investing in Notes linked to a stock with a more established record of performance.

Tax-related Risks
The tax consequences of an investment in your Notes are uncertain
The tax consequences of an investment in your Notes are uncertain, both as to the timing and character of any inclusion in income in respect of your Notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your Notes, and any such guidance could adversely affect the value and the tax treatment of your Notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your Notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – U.S. Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, we intend to continue treating the Notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your Notes in your particular circumstances.

THE UNDERLYING
We have derived the following information on the Underlying and the Underlying Company from publicly available documents. Because the Underlying is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located through the SEC’s web site at sec.gov by reference to the applicable CIK number set forth below.

This document relates only to the offering of the Notes and does not relate to any offering of the Underlying or any other securities of the Underlying Company. None of us or any of our subsidiaries has made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the Notes. None of us or any of our subsidiaries has independently verified the accuracy or completeness of the publicly available documents or any other publicly available information regarding the Underlying Company and hence makes no representation regarding the same. Furthermore, there can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of these publicly available documents that could affect the trading price of the Underlying, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the price of the Underlying and therefore could affect your return on the Notes. The selection of the Underlying is not a recommendation to buy or sell the Underlying.
Space Exploration Technologies Corp.
Space Exploration Technologies Corp. is a technology company focused on space transportation, satellite-based connectivity and artificial intelligence (“AI”). This Underlying trades on the Nasdaq under the symbol "SPCX." The company's CIK number is 0001181412.

Historical Performance of Space Exploration Technologies Corp.
The following graph sets forth the daily historical performance of SPCX in the period from June 12, 2026 (the date SPCX first commenced trading) through August 27, 2026.  We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.
This historical data on SPCX is not necessarily indicative of the future performance of SPCX or what the value of the Notes may be.  Any historical upward or downward trend in the price of SPCX during any period set forth above is not an indication that the price of SPCX is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the prices and trading pattern of SPCX.

HEDGING
In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with one or more of our subsidiaries.  The terms of these hedging arrangements are determined based upon terms provided by our subsidiaries, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying, the tenor of the Notes and the hedging arrangements.  The economic terms of the Notes depend in part on the terms of these hedging arrangements.
The hedging arrangements may include hedging related charges, reflecting the costs associated with, and our subsidiaries’ profit earned from, these hedging arrangements.  Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than this amount.
For further information, see “Risk Factors” beginning on page PS-10 of this pricing supplement.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES
The following section is the opinion of Sidley Austin LLP, our counsel. In addition, it is the opinion of Sidley Austin LLP that the characterization of the Notes for U.S. federal income tax purposes that will be required under the terms of the Notes, as discussed below, is a reasonable interpretation of current law.
This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
■	a dealer in securities or currencies;
■	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
■	a bank;
■	a life insurance company;
■	a tax exempt organization;
■	a partnership;
■	a regulated investment company;
■	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
■	a common trust fund;
■	a person that owns a Note as a hedge or that is hedged against interest rate risks;
■	a person that owns a Note as part of a straddle or conversion transaction for tax purposes; or
■	a U.S. Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
Although this section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your Notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your Notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

 You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the Notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

U.S. Holders
This section applies to you only if you are a U.S. Holder that holds your Notes as a capital asset for tax purposes. You are a “U.S. Holder” if you are a beneficial owner of each of your Notes and you are:
■	a citizen or resident of the United States;
■	a domestic corporation;
■	an estate whose income is subject to U.S. federal income tax regardless of its source; or
■
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment
You will be obligated pursuant to the terms of the Notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your Notes for all tax purposes as pre-paid derivative contracts in respect of the Underlying. Except as otherwise stated below, the discussion herein assumes that the Notes will be so treated.
Upon the sale, exchange or maturity of your Notes, you should recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your Notes. Your tax basis in the Notes will generally be equal to the amount that you paid for the Notes. If you hold your Notes for more than one year, such gain or loss generally should be long-term capital gain or loss. If you hold your Notes for one year or less, such gain or loss generally should be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.
We will not attempt to ascertain whether the issuer of the Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code. If the issuer of the Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a U.S. Holder of the Notes. You should refer to information filed with the SEC by the issuer of the Underlying and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of the Underlying is or becomes a PFIC.
No statutory, judicial or administrative authority directly discusses how your Notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the

Notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
Alternative Treatments
There is no judicial or administrative authority discussing how your Notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service (“IRS”) might assert that a treatment other than that described above is more appropriate. For example, the IRS could treat your Notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the Notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your Notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your Notes prior to your receipt of cash attributable to that income.
If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your Notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your Notes, and, thereafter, as capital loss.
If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.
It is also possible that your Notes could be treated in the manner described above, except that any gain or loss that you recognize upon sale, exchange or maturity would be treated as ordinary income or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.
It is also possible that the IRS could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your Notes for U.S. federal income tax purposes.
Possible Change in Law
On December 7, 2007, the IRS released a notice stating that the IRS and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the Notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the Notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the IRS determine that some other treatment is more appropriate.
Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your Notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.
It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect Notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your Notes.

Backup Withholding and Information Reporting
You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus supplement under “United States Federal Taxation — U.S. Holders — Backup Withholding and Information Reporting” with respect to payments on your Notes and, notwithstanding that we do not intend to treat the Notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your Notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Federal Taxation — U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement. Please see the discussion under “United States Federal Taxation — U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement for a description of the applicability of the backup withholding and information reporting rules to payments made on your Notes.
Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. You are a “Non-U.S. Holder” if you are the beneficial owner of Notes and are, for U.S. federal income tax purposes:
■	a nonresident alien individual;
■	a foreign corporation; or
■	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the Notes.
The term “Non-U.S. Holder” does not include any of the following holders:
■
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

■	certain former citizens or residents of the United States; or
■	a holder for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.
We will not attempt to ascertain whether the issuer of the Underlying would be treated as a “United States real property holding corporation” (“USRPHC”), within the meaning of Section 897 of the Code. If the issuer of the Underlying was so treated, certain adverse U.S. federal income tax consequences could possibly apply to a Non-U.S. Holder of the Notes. You should refer to information filed with the SEC by the issuer of the Underlying and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of the Underlying is or becomes a USRPHC.
You will also be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus supplement under “United States Federal Taxation — Non-U.S. Holders — Backup Withholding and Information Reporting” with respect to payments on your Notes at maturity and, notwithstanding that we do not intend to treat the Notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your Notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Federal Taxation — Non-U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the Notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective Non-U.S. Holders of the Notes should consult their tax advisors in this regard.
Furthermore, on December 7, 2007, the IRS released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your Notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your Notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.
In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your Notes, could be collected via withholding. If these regulations were to apply to the Notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the Underlying during the term of the Notes. We could also require you to make certifications (e.g., an applicable IRS Form W-8) prior to the maturity of the Notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your Notes, your Notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for Non-U.S. Holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your Notes for U.S. federal income tax purposes.
Foreign Account Tax Compliance Act
Legislation commonly referred to as “FATCA” generally imposes a gross-basis withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify or supplement these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” (“FDAP”) income. Current provisions of the Code and Treasury regulations that govern FATCA treat gross proceeds from a sale or other disposition of obligations that can produce U.S.-source interest or FDAP income as subject to FATCA withholding. However, under recently proposed Treasury regulations, such gross proceeds would not be subject to FATCA withholding. In its preamble to such proposed regulations, the Treasury Department and the IRS have stated that taxpayers may generally rely on the proposed Treasury regulations until final Treasury regulations are issued. We will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. Holders and Non-U.S. Holders should consult their tax advisors regarding the potential application of FATCA to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION
Jefferies LLC, the broker-dealer subsidiary of Jefferies Financial Group Inc., will act as our Agent in connection with the offering of the Notes.  Subject to the terms and conditions contained in a distribution agreement between us and Jefferies LLC, the Agent has agreed to use its reasonable efforts to solicit purchases of the Notes.  We have the right to accept offers to purchase Notes and may reject any proposed purchase of the Notes.  We or Jefferies LLC will pay various discounts and commissions to dealers of up to $30.00 per Note depending on market conditions. The Agent may also reject any offer to purchase Notes.
We may also sell Notes to the Agent who will purchase the Notes as principal for its own account.  In that case, the Agent will purchase the Notes at a price equal to the issue price specified on the cover page of this pricing supplement, less a discount.  The discount will equal the applicable commission on an agency sale of the Notes.
The Agent may resell any Notes it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount the Agent received from us.  If all the Notes are not sold at the initial offering price, the Agent may change the offering price and the other selling terms.
The Agent will sell any unsold allotment pursuant to this pricing supplement from time to time in one or more transactions in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of time of sale, prices relating to the prevailing market prices or negotiated prices.
We may also sell Notes directly to investors.  We will not pay commissions on Notes we sell directly.
The Agent, whether acting as agent or principal, may be deemed to be an “underwriter” within the meaning of the Securities Act.  We have agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act.
If the Agent sells Notes to dealers who resell to investors and the Agent pays the dealers all or part of the discount or commission it receives from us, those dealers may also be deemed to be “underwriters” within the meaning of the Securities Act.
The Agent is offering the Notes, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the Notes, and other conditions contained in the distribution agreement, such as the receipt by the Agent of officers’ certificates and legal opinions.  The Agent reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The Agent is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”).  Accordingly, the offering of the notes will conform to the requirements of FINRA Rule 5121.  See “Conflict of Interest” below.
The Agent is not acting as your fiduciary or advisor solely as a result of the offering of the Notes, and you should not rely upon any communication from the Agent in connection with the Notes as investment advice or a recommendation to purchase the Notes.  You should make your own investment decision regarding the Notes after consulting with your legal, tax, and other advisors.
We expect to deliver the Notes against payment therefor in New York, New York on August 31, 2026, which will be the second scheduled business day following the initial pricing date.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise.  Accordingly, if the initial settlement of the Notes occurs more than one business day from a pricing date, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Jefferies LLC and any of our other broker-dealer subsidiaries may use this pricing supplement, the prospectus and the prospectus supplements for offers and sales in secondary market transactions and market-making transactions in the Notes.  However, they are not obligated to engage in such secondary market transactions and/or market-making transactions.  Our subsidiaries may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.
Notice to Prospective Investors in the European Economic Area
This pricing supplement and the accompanying prospectus and prospectus supplement is not a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This pricing supplement and the accompanying prospectus and prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly any person making or intending to make an offer in that Member State of Notes which are the subject of the offering contemplated in this pricing supplement and the accompanying prospectus and prospectus supplement may only do so with respect to EEA Qualified Investors. Neither the Issuer nor the Agent have authorized, nor do they authorize, the making of any offer of Notes other than to EEA Qualified Investors.
PROHIBITION OF SALES TO EEA RETAIL INVESTORS — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Notice to Prospective Investors in the United Kingdom
This pricing supplement and the accompanying prospectus supplement and prospectus have been prepared on the basis that any offer of Notes in the United Kingdom will be made pursuant to one or more of the exceptions set out in Part 1 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATR”). Neither the Issuer nor the Agent have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Issuer or the Agent to publish a prospectus for such offer.
PROHIBITION OF SALES TO UK RETAIL INVESTORS — The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom.  For these purposes, a “retail investor” means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom (“UK MiFIR”); or (ii) not a qualified investor under paragraph 15 of Schedule 1 to the POATR. Consequently no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.
Other Regulatory Restrictions in the United Kingdom
The communication of this pricing supplement and the accompanying prospectus and prospectus supplement relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)) or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement and the accompanying prospectus and prospectus supplement relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement and the accompanying prospectus and prospectus supplement or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.
Notice to Prospective Investors in China
This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute a public offer of the Notes, whether by sale or subscription, in the People's Republic of China (the “PRC”). The Notes are not

being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC. Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the Notes without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.
Notice to Prospective Investors in Hong Kong
None of the Notes (except for Notes which are a “structured product” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong)) (the “SFO”) have been offered or sold and will be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the SFO and any rules made under the SFO or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No person has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.
Notice to Prospective Investors in Indonesia
This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell nor a solicitation to buy securities in Indonesia.
Notice to Prospective Investors in Japan
The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law no. 25 of 1948, as amended) (“FIEL”) and, accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit, of any Japanese person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time. For this purpose, a “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Malaysia
No action has been, or will be, taken to comply with Malaysian laws for making available, offering for subscription or purchase, or issuing any invitation to subscribe for or purchase or sale of the Notes in Malaysia or to persons in Malaysia as the Notes are not intended by the issuer to be made available, or made the subject of any offer or invitation to subscribe or purchase, in Malaysia. Neither this document nor any document or other material in connection with the Notes should be distributed, caused to be distributed or circulated in Malaysia. No person should make available or make any invitation or offer or invitation to sell or purchase the Notes in Malaysia unless such person takes the necessary action to comply with Malaysian laws.
Notice to Prospective Investors in the Philippines
Any person claiming an exemption under Section 10.1 of the Securities Regulation Code (“SRC”) (or the exempt transactions) must provide to any party to whom it offers or sells securities in reliance on such exemption a written disclosure containing the following information: (1) The specific provision of Section 10.1 of the SRC on which the exemption from registration is claimed; and (2) The following statement must be made in bold face, prominent type: THE SECURITIES BEING OFFERED OR SOLD HEREIN HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES REGULATION CODE OF THE PHILIPPINES. ANY FUTURE OFFER OR SALE THEREOF IS SUBJECT TO REGISTRATION REQUIREMENTS UNDER THE CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT TRANSACTION.
Notice to Prospective Investors in Singapore
This pricing supplement and the accompanying prospectus supplement and prospectus has not been and will not be registered as a prospectus under the Securities and Futures Act 2001, as amended (the “SFA”) by the Monetary Authority of Singapore, and the offer of the Notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, none of this pricing supplement nor the accompanying prospectus supplement, prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any Notes may be circulated or distributed, nor may any Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to

Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.
It is a condition of the offer that where the Notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:
(i)
a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(ii)	a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the Notes except:
(A)
to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);

(B)	where no consideration is or will be given for the transfer;

(C)	where the transfer is by operation of law; or

(D)	as specified in Section 276(7) of the SFA

Notification under Section 309B(1) of the Securities and Futures Act 2001 of Singapore (“SFA”): For the purposes of the Issuer’s obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are capital markets products other than prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Specified Investment Products (as defined in Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in South Korea
The Notes have not been registered with the Financial Services Commission of Korea for a public offering in Korea. The Notes have not been and will not be offered, sold or delivered directly or indirectly, or offered, sold or delivered to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea, except as otherwise permitted under applicable Korean laws and regulations, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. By the purchase of the Notes, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the Notes pursuant to the applicable laws and regulations of Korea.
Notice to Prospective Investors in Taiwan
The Notes may be made available outside Taiwan for purchase outside Taiwan by Taiwan resident investors, but may not be offered or sold in Taiwan.
Notice to Prospective Investors in Thailand
The pricing supplement and the accompanying prospectus supplement and prospectus have not been approved by the Thailand Securities and Exchange Commission which takes no responsibility for its contents. Nothing in this pricing supplement and the accompanying prospectus supplement and prospectus nor any action of Jefferies Financial Group Inc. or any of its affiliates constitutes or shall be construed as an offer for sale of any securities, or a solicitation to make an offer for sale of any securities in Thailand or a provision of any securities business requiring license under the SEC Act. This pricing supplement and the accompanying prospectus supplement and prospectus is intended to be read by the addressee only and must not be passed to, issued to, or shown to the public generally.

CONFLICT OF INTEREST
Jefferies LLC, the broker-dealer subsidiary of Jefferies Financial Group Inc., is a member of FINRA and will participate in the distribution of the Notes.  Accordingly, the offering is subject to the provisions of FINRA Rule 5121 relating to conflicts of interests and will be conducted in accordance with the requirements of Rule 5121.  Jefferies LLC will not confirm sales of the Notes to any account over which it exercises discretionary authority without the prior written specific approval of the customer.

LEGAL MATTERS
In the opinion of Sidley Austin LLP, as counsel to Jefferies Financial Group Inc., when the Notes offered by this pricing supplement have been executed and issued by Jefferies Financial Group Inc. and authenticated by the trustee pursuant to the indenture, and the notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Jefferies Financial Group Inc., subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated May 11, 2026, which has been filed as Exhibit 5.1 to Jefferies Financial Group Inc.’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 11, 2026.

EXPERTS
The financial statements of Jefferies Financial Group Inc. as of November 30, 2025 and 2024, and for each of the three years in the period ended November 30, 2025, incorporated by reference in this prospectus supplement from Jefferies Financial Group Inc.’s Annual Report on Form 10-K, and the effectiveness of the Jefferies Financial Group Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

$2,076,000
Jefferies
Jefferies Financial Group Inc.
Senior Capped Leveraged Dual Directional Notes due August 31, 2028
Linked to the Class A Common Stock of Space Exploration Technologies
Corp.

PRICING SUPPLEMENT

August 27, 2026